Exhibit 10.10

AMENDMENT

TO THE

EMPLOYMENT AGREEMENT

DATED JUNE 4, 2007

BY AND BETWEEN

PRA INTERNATIONAL AND LINDA BADDOUR

WHEREAS, PRA International (the “Company”) and Linda Baddour (the “Executive”) previously entered into an Employment Agreement dated June 4, 2007 (the “Agreement”); and

WHEREAS, the Company and the Executive now desire to amend the terms of such Agreement to extend the term thereof.

NOW, THEREOFRE, the Agreement is amended as follows:

1.             Term.  The Agreement Term shall be renewed effective as of June 4, 2011 (the “Renewal Date”) and shall expire on the fourth anniversary of the Renewal Date.

IN WITNESS WHEREOF, the Company and the Executive have executed this Amendment.

PRA INTERNATIONAL

By:	/s/ Colin Shannon
Colin Shannon
Chief Executive Officer

AGREED AND ACKNOWLEDGED:

/s/ Linda Baddour
Linda Baddour

Execution Copy

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of 4 June, 2007 (this “Agreement”), between PRA International, a Delaware corporation (the “Company”), and Linda Baddour (the “Executive”).

WITNESSETH:

WHEREAS, the Company wishes Executive to become Executive Vice President and Chief Financial Officer of the Company and the Executive is willing to enter into an agreement to that end, upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

1. Employment

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to remain in the employ of the Company, on and subject to the terms and conditions of this Agreement.

2. Term

The period of this Agreement (the “Agreement Term”) shall commence on June 4, 2007 (the “Effective Date”) and shall expire on the fourth anniversary of the Effective Date.

3. Position, Duties and Responsibilities

(a)           The Executive shall serve as, and with the title, office and authority of, Executive Vice President and Chief Financial Officer of the Company. The Executive shall also hold similar titles, offices and authority with the Company’s subsidiaries and its successors.

(b)           The Executive shall have all powers, authority, duties and responsibilities usually incident to the positions and offices of Executive Vice President and Chief Financial Officer of the Company. The Executive shall report directly to the Company’s Chief Executive Officer.

(c)           The Executive agrees to devote substantially all of her business time, efforts and skills to the performance of her duties and responsibilities under this Agreement; provided, however, that nothing in this Agreement shall preclude the Executive from devoting reasonable periods required for (i) participating in professional, educational, philanthropic, public interest, charitable, social or community activities, (ii) serving as a director or member of an advisory committee of any corporation or other entity that the Executive is serving on as of the Effective Date or, subject to prior approval of the Board of Directors of the Company (the “Board”), any other corporation or entity that is not in competition with the Company, or (iii) managing her personal investments; provided, further, that any such activities set forth in clauses (i) through (iii) above do not materially interfere with the Executive’s regular performance of her duties and responsibilities hereunder.

(d)             The Executive shall perform her duties at the offices of the Company located in Reston, Virginia, but from time to time the Executive may be required to travel to other locations in the proper conduct of her responsibilities under this Agreement.

4. Compensation and Benefits

In consideration of the services rendered by the Executive during the Agreement Term, the Company shall pay or provide the Executive the compensation and benefits set forth below.

(a)          Salary. The Company shall pay the Executive a base salary (the “Base Salary”) equal to $300,000 per annum. The Base Salary will be periodically reviewed by the Compensation Committee of the Board (the “Compensation Committee”) for possible merit increases as the Compensation Committee deems appropriate. The Base Salary may not be reduced following the Effective Date. The Base Salary shall be paid in arrears in substantially equal installments at monthly or more frequent intervals, in accordance with the normal payroll practices of the Company.

(b)          Annual Incentive Bonuses. The Company shall provide the Executive with the opportunity to earn an annual target bonus of $135,000 (the “Target Bonus Amount”) for each calendar year of the Company ending during the Agreement Term, provided that Executive’s maximum bonus opportunity for extraordinary performance shall be governed by the provisions of the Company’s annual MIP bonus plan. With respect to calendar year 2007, Executive’s Target Bonus Amount shall be $135,000 and such amount will not be pro-rated for the partial year of service in 2007. Any annual target bonus hereunder shall otherwise be payable under the terms of the Company’s annual bonus program for its senior officers.

(c)           Sign-On Bonus. The Company shall pay Executive a cash payment in an amount of $50,000. Such amount will be paid as soon as practicable following the Effective Date

(d)           Benefits and Perquisites. Executive will participate in all executive compensation plans, including cash-based long-term incentive plans, and in the same benefits and perquisites maintained by the Company for senior executives, except that Executive will not be considered for additional equity-based grants until 2010.

(e)           Relocation and Living Allowance. The Company will reimburse the Executive with her and her family’s relocation to the Reston, Virginia area, provided that the aggregate amount of such reimbursement shall not exceed $200,000.

5. Equity Incentives

As further consideration for the services rendered by the Executive during the Agreement Term, the Executive shall be granted a stock option (the “Stock Option”) to purchase 225,000 shares of the Company’s common stock under the terms of the Company’s 2004 Incentive Award Plan (the “Plan”). Such Stock Option will be granted on the Effective Date, will have an exercise price equal to the fair market value of the Company’s common stock on the date of grant for purposes of the Plan, and will have a seven year term. The vested portion of the Stock Option shall continue to be exercisable for 90 days following any termination of employment, and for such longer period as Executive is precluded from selling shares because of the Company’s policies on insider trading or applicable securities laws restrictions (but not beyond expiration of the term), except: (i) the vested portion of the Stock Option shall continue to be exercisable for a period of 18 months (but not beyond expiration of the term) following death or termination due to Disability (as the term is defined under the Plan); (ii) the unexercised portion of the Stock Option, whether vested or unvested, shall be cancelled and forfeited upon a termination for Cause (but Executive’s right to exercise shall be suspended pending resolution of any dispute as to existence of “Cause” and preserved as exercisable for 90 days if such termination is determined to be not for Cause); and (iii) the unexercised portion of the Stock Option, whether vested or unvested, shall be cancelled and forfeited upon a judicial determination that there has been a breach of the noncompetition covenant; provided, that Executive’s right to exercise shall be suspended pending resolution of any dispute as to such breach.

The Stock Option will vest in accordance with the following:

(a)          Time-Vested Option. As to 135,000 shares covered by the Stock Option (the “Time-Vested Option”), Executive shall become vested in and eligible to exercise the Option as to 33,750 shares on each of the first four anniversaries of the Effective Date, provided, that Executive is employed on the applicable anniversary for such installment of the option to so vest; and provided, further, that, (i) upon a Change in Control (for purposes of this Section 5, as defined in the Plan on the date hereof) occurring on or before December 31, 2007, while Executive is employed, 50% of the Time-Vested Option will become fully vested and exercisable and (ii) upon a Change in Control occurring after December 31, 2007, while Executive is employed, 100% of the Time-Vested Option will become fully vested and exercisable. Any portion of the Time-Vested Option not vested upon a Change in Control on or before December 31, 2007 will be forfeited and cancelled.

(b)           Performance-Vested Option. As to the other 90,000 shares covered by the Stock Option (the “Performance-Vested Option”), vesting and exercisability shall be based on the attainment of the following closing share prices for 30 consecutive trading days at any time during the Executive’s employment with the Company:

	Options	Total
Share Price	Vesting	Vesting
$32.00	22,500	22,500
$40.00	22,500	45,000
$50.00	22,500	67,500
$60.00	22,500	90,000

Upon a Change in Control at any time during the option term while Executive is employed, the Performance-Vested Option will vest in whole or in part, or not vest, in accordance with the table above based on the share price paid by the acquirer in the Change in Control. Any portion of the Performance-Vested Option not vested upon a Change in Control will be forfeited and cancelled.

(c)             Future Equity Awards. Executive will be eligible for annual equity and other long-term incentive awards under the Plan (or successor plan), in the discretion of the Compensation Committee, commencing with annual equity awards granted to senior executives in 2010.

6. Termination of Employment

The Agreement Term will be terminated upon the occurrence of any of the following events:

(a)            Resignation for Good Reason. The Executive may voluntarily terminate her employment hereunder for Good Reason. For purposes of this Agreement, “Good Reason” shall mean:

(i)            Any material breach of this Agreement by the Company (where the Company fails to cure such breach within ten (10) business days after being notified in writing by Executive of such breach);

(ii)           The material diminution, without Executive’s written consent, of Executive’s position, title, authority, duties or responsibilities as indicated in the Employment Agreement, or the appointment of any other person, without Executive’s written consent, to perform any material part of such duties, including without limitation, the failure of Executive to have such duties and responsibilities with respect to the acquiring entity following a Change in Control (as defined below); and

(iii)          The failure by the Company to obtain the assumption in writing of its obligation to perform under the Agreement by any successor to all or substantially all of the assets of the Company.

Executive may terminate her employment for Good Reason by providing the Company thirty (30) days’ written notice setting forth in reasonable specificity the event that constitutes Good Reason, within ninety (90) days of the occurrence of such event.

During such thirty (30) day notice period, the Company shall have the opportunity to cure (if curable) the event that constitutes Good Reason, and if not cured within such period, Executive’s termination will be effective upon the expiration of such cure period. For purposes of this Agreement (other than Section 5 hereof), “Change in Control” shall be as defined under the Plan on the date of the Change in Control or as defined under the Plan on the date hereof, whichever is more favorable to Executive.

(b)               Resignation without Good Reason. The Executive may voluntarily terminate her employment hereunder for any reason at any time, including for any reason that does not constitute Good Reason.

(c)               Termination for Cause. The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the Executive shall be considered to be terminated for “Cause” only upon the occurrence of the following:

(i)                A material breach of this Agreement by Executive (where Executive fails to cure such breach within ten (10) business days after being notified in writing by the Company of such breach);

(ii)               Executive’s failure (except where due to a physical or mental incapacity) to substantially perform her material duties with respect to the Company which continues beyond ten (10) days after a written demand for substantial performance is delivered to Executive by the Company;

(iii)              Executive engaging in or causing an act of willful misconduct that has a material adverse impact on the reputation, business, business relationships or financial condition of the Company;

(iv)              Executive’s conviction of, or plea of guilty or nolo contendere to, a felony, or any crime involving moral turpitude not involving a traffic offense;

(v)               Executive’s willful refusal to perform the specific lawful directives of the Board which are consistent with the scope of Executive’s duties and responsibilities hereunder.

provided, however, that no action taken by Executive in the reasonable, good faith belief that it was in the best interests of the Company shall be treated as a basis for termination of Executive’s employment for Cause under clause (i) above, and no failure of Executive or the Company to achieve performance goals, alone, shall be treated as a basis for termination of Executive’s employment for Cause under clause (ii) or (v) above.

(d)               Termination without Cause. The Board shall have the right to terminate the Executive’s employment hereunder without Cause at any time, subject to the consequences of such termination as set forth in this Agreement.

(e)               Disability. The Executive’s employment hereunder shall terminate upon her Disability. For purposes of this Agreement, “Disability” shall mean Executive is eligible for disability payments under the Company’s long-term disability plan, as in effect on the date hereof.

(f)             Death. The Executive’s employment hereunder shall terminate upon her death.

7. Compensation Upon Termination of Employment

In the event the Executive’s employment by the Company is terminated during the Agreement Term, the Executive shall be entitled to the severance payments and benefits specified below:

(a)            Resignation for Good Reason; Termination without Cause. In the event the Executive voluntarily terminates her employment hereunder for Good Reason or is terminated by the Company without Cause, the Company shall pay the Executive and provide her with the following:

(i)           Accrued Obligations. The Company shall pay and provide the Executive with her Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” shall consist of the following: (A) accrued and unpaid Base Salary and accrued and unused paid time off through the date of termination, (B) any unpaid annual bonus with respect to any completed fiscal year of the Company which has ended prior to the date of termination (except upon an involuntary termination for Cause or the existence of Cause is found following a voluntary termination), (C) all accrued and vested benefits under employee pension (including 401(k)) and welfare plans in which Executive participates, in accordance with applicable plan terms, and (D) unreimbursed business expenses incurred through the termination date, in accordance with Company business expense reimbursement policy.

(ii)           Severance Payment. The Company shall pay the Executive an amount equal to the sum of Executive’s annual Base Salary and an amount equal to the Target Bonus Amount at the time of termination of employment (such sum hereinafter defined as the “Severance Amount”). The Severance Amount shall be paid in 12 equal monthly installments beginning in the month immediately following the date of the termination of employment.

(iii)          Equity Rights. The vesting and exercisability of any outstanding stock options or other equity awards held by Executive at the time of termination of employment will be governed by the terms of such awards.

(iv)         Company-Paid Continuation Coverage. Following the date of the Executive’s termination of employment, the Executive and her eligible dependents shall be entitled to continue participating in the Company’s group medical, dental, and other heath benefit coverages as required under the health care continuation requirements of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”). Such coverages shall be provided to Executive and her eligible dependents for the 12-month period following the date of the Executive’s termination of employment with the same employee cost-sharing as is provided to employees of the Company generally during this 12-month period (the “Company-Paid Continuation Coverage”).

(b)       Resignation without Good Reason; Termination for Cause; death; Disability. In the event the Executive voluntarily terminates her employment hereunder other than for Good Reason, is terminated by the Company for Cause, or is terminated on account of death or Disability, the Company shall have no obligations to Executive under this Agreement other than to pay Executive and provide her with any Accrued Obligations. The vesting and exercisability of any outstanding stock options or other equity awards held by Executive at the time of any such termination of employment will be governed by the terms of such awards.

8. Change of Control In the event that the employment of the Executive is terminated on or prior to the expiration of the one-year period immediately following a Change of Control either (i) by the Executive for Good Reason or (ii) by the Company other than for Cause, Executive will be entitled to the payments and benefits provided in Section 7(a) hereof; provided that (A) if the Change in Control occurs on or before December 31, 2007, the Severance Amount provided in Section 7(a)(ii) hereof will be paid in a lump-sum within fifteen days following termination of employment and (B) if the Change in Control occurs after December 31, 2007, Executive will be entitled to a lump-sum payment equal to two times the Severance Amount (as provided in Section 7(a)(ii) hereof), payable within fifteen days of termination of employment, and be entitled to Company-Paid Continuation Coverage (as defined in Section 7(a)(iv) hereof) for 24 months following termination of employment instead of the 12 months provided in Section 7(a)(iv).

9. Parachute Tax Indemnity

(a)           If it shall be determined that any amount paid, distributed or treated as paid or distributed by the Company to or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 9) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing, if all taxes under Section 4999 of the Code could be eliminated if the aggregate value of the Payments were reduced by no more than 10%, then such Payments will be so reduced.

(b)            All determinations required to be made under this Section 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm shall be mutually agreed to by the Company and Executive. All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to this Section 9 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the Executive’s benefit.

(c)           The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later then ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limitation on the foregoing provisions of this Section 9, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all adrninistrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority, so long as such action does not have a material adverse effect on the contest being pursued by the Company.

(d)           If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 9, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of this Section 9) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Section 9, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

10. No Mitigation

The Executive shall not be required to seek other employment or to reduce any severance benefit payable to her under Section 7 or 8 hereof, and no such severance benefit shall be reduced on account of any compensation received by the Executive from other employment.

11. Release

All payments and benefits provided under Section 7(a)(ii) and (iv) hereof shall be conditioned upon Executive’s executing and honoring a release of claims in favor of the Company in the Company’s standard form for Company officers.

12. Tax Withholding

All compensation payable pursuant to this Agreement shall be subject to reduction by all applicable withholding, social security and other federal, state and local taxes and deductions.

13. Restrictive Covenants

(a)           Covenant Not to Disclose Confidential Information. The Executive acknowledges that during the course of her affiliation with the Company she has or will have access to and knowledge of certain information and data which the Company considers confidential and the release of such information or data to unauthorized persons would be extremely detrimental to the Company. As a consequence, the Executive hereby agrees and acknowledges that she owes a duty to the Company not to disclose, and agrees that without the prior written consent of the Company, at any time, either during or after her employment with the Company, she will not communicate, publish or disclose, to any person anywhere or use, any Confidential Information (as hereinafter defined), except as may be necessary or appropriate to conduct her duties hereunder, provided the Executive is acting in good faith and in the best interest of the Company, or as may be required by law or judicial process. The Executive will use her best efforts at all times to hold in confidence and to safeguard any Confidential Information from falling into the hands of any unauthorized person and, in particular, will not permit any Confidential Information to be read, duplicated or copied. The Executive will return to the Company all Confidential Information in the Executive’s possession or under the Executive’s control whenever the Company shall so request, and in any event will promptly return all such Confidential Information if the Executive’s relationship with the Company is terminated for any or no reason and will not retain any copies thereof. For purposes hereof the term “Confidential Information” shall mean any information or data used by or belonging or relating to the Company or any of its subsidiaries or Affiliates that is not known generally to the industry in which the Company is or may be engaged and which the Company maintains on a confidential basis, including, without limitation, any and all trade secrets, proprietary data and information relating to the Company’s business and products, price list, customer lists, processes, procedures or standards, know-how, manuals, business strategies, records, drawings, specifications, designed, financial information, whether or not reduced to writing, or information or data which the Company advises the Executive should be treated as confidential information.

(b)           Covenant Not to Compete. The Executive acknowledges that she has established and will continue to establish favorable relations with the customers, clients and accounts of the Company and will have access to trade secrets of the Company. Therefore, in consideration of such relations and to further protect trade secrets, directly or indirectly, of the Company, the Executive agrees that during the term of her employment by the Company and for a period of twelve months from the date of termination of the Executive, the Executive will not, directly or indirectly, without the express written consent of the Company:

(i)            own or have any interest in or act as an officer, director, partner, principal, employee, agent, representative, consultant or independent contractor of, or in any way assist in, any business that competes with any business engaged in by the Company (the “Competitive Businesses”);

(ii)           solicit clients, customers or accounts of the Company for, on behalf of or otherwise related to any such Competitive Businesses or any products related thereto; or

(iii)          solicit or in any manner influence or encourage any person who is or shall be in the employ or service of the Company to leave such employ or service for any other employment opportunity.

Notwithstanding anything in this Agreement to the contrary, the Company shall have the option to continue to bind Executive to the provisions of this Section 13 (b) for a period of twelve months following a termination of employment which occurs after the expiration of the Agreement and the Agreement Term, provided that, the Company provides Executive with the payments and benefits set forth in Section 7(a) hereof.

(c)           Non-Disparagement. At all times following the date hereof, the Executive shall express no opinions or views or knowingly take any other actions that will adversely affect the business reputation or goodwill of the Company, its affiliates, directors, officers or employees.

(d)           Specific Performance. Recognizing the irreparable damage will result to the Company in the event of the breach or threatened breach of any of the foregoing covenants and assurances by the Executive contained in paragraphs (a), (b) or (c) hereof, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company and its successors and assigns, in addition to such other remedies which may be available to them, shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining the Executive, and each and every person, firm or Company acting in concert or participation with him, from the continuation of such breach and, in addition thereto, she shall pay to the Company all ascertainable damages, including costs and reasonable attorneys’ fees sustained by the Company by reason of the breach or threatened breach of said covenants and assurances. The obligations of the Executive and the rights of the Company, its successors and assigns under this Section 13 shall survive the termination of this Agreement for the periods set forth above. The covenants and obligations of the Executive set forth in this Section 13 are in addition to and not in lieu of or exclusive of any other obligations and duties of the Executive to the Company, whether express or implied in fact or in law. In addition, the Executive further acknowledges that if she breaches any provision of this Section 13 following her termination of employment with the Company, the Executive will forfeit the right to any unpaid severance of other payments under this Agreement. For purposes of this Section 13, “Company” shall include all subsidiaries of the Company.

(e)             Potential Unenforceability of Any Provision. If a final judicial determination is made that any provision of this Agreement is an unenforceable restriction against the Executive, the provisions hereof shall be rendered void only to the extent that such judicial determination finds such provisions unenforceable, and such unenforceable provisions shall automatically be reconstituted and become a part of this Agreement, effective as of the date first written above, to the maximum extent in favor of the Company that is lawfully enforceable. A judicial determination that any provision of this Agreement is unenforceable shall in no instance render the entire Agreement unenforceable, but rather the Agreement will continue in full force and effect absent any unenforceable provision to the maximum extent permitted by law.

14. Indemnification

To the fullest extent permitted by the indemnification provisions of the Articles of Incorporation and Bylaws of the Company in effect as of the date of this Agreement, and the indemnification provision of the laws of the jurisdiction of the Company’s incorporation in effect from time to time, the Company shall indemnify the Executive as a director, senior officer or employee of the Company against all liabilities and reasonable expenses that may be incurred in any threatened, pending or completed action, suit or proceeding, and shall pay for the reasonable expenses incurred by the Executive in the defense of or participation in any proceeding to which the Executive is a party because of her service to the Company. The rights of the Executive under this indemnification provision shall survive the termination of employment with respect to events occurring prior to termination on a basis not less favorable than is provided for any other officer of the Company (other than the Chief Executive Officer). In addition, during the Agreement Term, Executive will be provided with Director & Officer coverage to the same extent as any other officer of the Company (other than the Chief Executive Officer).

15. Successors

(a)           This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and any person, firm, corporation or other entity which succeeds to all or substantially all of the business, assets or property of the Company. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business, assets or property as aforesaid which executes and delivers an agreement provided for in this Section 15 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. Notwithstanding the foregoing provisions of this Section 15(a), this Agreement shall not be assignable by the Company without the prior written consent of the Executive.

(b)           This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts are due and payable to her hereunder, all such amounts, unless otherwise provided herein, shall be paid to the Executive’s designated beneficiary or, if there be no such designated beneficiary, to the legal representatives of the Executive’s estate.

16. No Assignment

Except as to withholding of any tax under the laws of the United States or any other country, state or locality, neither this Agreement nor any right or interest hereunder nor any amount payable at any time hereunder shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, or other legal process, or encumbrance of any kind by the Executive or the beneficiaries of the Executive or by her legal representatives without the Company’s prior written consent, nor shall there be any right of set-off or counterclaim in respect of any debts or liabilities of the Executive, her beneficiaries or legal representatives, except in the case of termination of employment for Cause; provided, however, that nothing in this Section 16 shall preclude the Executive from designating a beneficiary to receive any benefit payable on her death, or the legal representatives of the Executive from assigning any rights hereunder to the person or persons entitled thereto under her will or, in case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to her estate.

17. Entire Agreement

This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and, except as specifically provided herein, cancels and supersedes any and all other agreements between the parties with respect to the subject matter hereof. Any amendment or modification of this Agreement shall not be binding unless in writing and signed by the Company and the Executive. Notwithstanding the foregoing, the parties hereto shall enter into stock option agreements in respect of the Time-Vested Option and the Performance-Vested Options, setting forth terms and conditions consistent with the provisions of this Agreement and such other terms and conditions approved by the Compensation Committee and consistent with the Plan.

18. Severability

In the event that any provision of this Agreement is determined to be invalid or unenforceable, the remaining terms and conditions of this Agreement shall be unaffected and shall remain in full force and effect, and any such determination of invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement.

19. Notices

All notices which may be necessary or proper for either the Company or the Executive to give to the other shall be in writing and shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by air courier, to the Executive at the following address (or such other address as the Executive may designate by written notice to the Company):

and shall be sent in the manner described above to the Secretary of the Company at the Company’s principal executives offices at 12120 Sunset Hills Road, Suite 600, Reston, Virginia 20190 or delivered by hand to the Secretary of the Company, and shall be deemed given when sent, provided that any notice required under Section 6 hereof shall be deemed given only when received. Any party may by like notice to the other party change the address at which she or they are to receive notices hereunder.

20. Governing Law

This Agreement shall be governed by and enforceable in accordance with the laws of the State of Virginia, without giving effect to the principles of conflict of laws thereof.

21. Arbitration

Except that injunctive relief is available for any breach of restrictive covenants, any controversy or claim arising out of, or related to, this Agreement, or the breach thereof, shall be settled by binding arbitration in Fairfax County, Virginia in accordance with the rules then obtaining of the American Arbitration Association, and the arbitrator’s decision shall be binding and final, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party will pay one-half of the arbitration expenses and her or its own legal fees and costs; provided, in any dispute after a Change in Control, the Company (or successor) will pay all arbitration fees, and all of Executive’s reasonable legal expenses if Executive prevails on at least one material issue in dispute, as determined by the arbitrator. Notwithstanding any other provision of this Agreement, obligations of the parties under this Section 21 shall survive any termination of employment.

22. Section 409A

To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent. To the extent the Company determines necessary to comply with Section 409A of the Code, payments hereunder will be delayed for six months or such longer period following Executive’s termination of employment to the extent such delay is necessary to avoid adverse tax consequences under Section 409A of the Code.

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IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the date first above written.

EXECUTIVE

/s/ Linda Baddour
Linda Baddour

PRA INTERNATIONAL

/s/ Terrance J. Bieker
By:	Terrance J. Bieker
Title:	Chief Executive Officer